Exhibit 11
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            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE

        (Amounts in Thousands, Except Share and Per Share Amounts)
                                (Unaudited)


                                                              Six Months
                                                            Ended June 30,
                                                      -------------------------
                                                        1995             1994
                                                      --------         --------
Average number of shares outstanding...........        204,914          205,100

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................            663              552
                                                      --------         --------
Total average number of common and common
  equivalent shares............................        205,577          205,652
                                                      ========         ========

Income from Continuing Operations..............       $280,024         $285,314

Income from Discontinued Operations............        134,805          218,265
                                                      --------         --------
Net Income.....................................       $414,829         $503,579
                                                      ========         ========

Earnings per share:

  Income from Continuing Operations............       $   1.36         $   1.39

  Income from Discontinued Operations..........           0.66             1.06
                                                      --------         --------
  Net Income...................................       $   2.02         $   2.45
                                                      ========         ========
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